Exhibit 99.1

Dear Fellow Board Members,

As you know, I have been making an effort to reduce my outside professional responsibilities in order to better focus on personal and family matters unrelated to Sotheby’s.  My hope was that relinquishing the Lead Independent Director’s role would suffice and that I could continue to serve capably as a Director, and I welcomed the invitation to do so.  However, after several months in that capacity, and particularly over the past few weeks, it became very clear to me that I was not able to serve in the role with the degree of effectiveness and consistency which I would have liked.  It is, therefore, with sadness that I inform you that I am retiring from the Board when my current term ends immediately prior to this year's Annual Meeting, and will not be standing for re-election.

I want to emphasize that stepping down as a Director has been a very difficult decision for me to make.  I have enjoyed working with this Board and with the very unique company it serves.  The Board is made up of a number of capable and experienced individuals who are engaged, who care about the company, who are confident and able to express their views independently, to ask the right questions, to seek and ultimately find fully vetted, consensus outcomes.   No one can fairly challenge this Board’s independence, its passion, or its commitment to capably serving shareholders.  I would especially like to recognize and thank Domenico, who in addition to bringing outstanding experience and relevant perspective to the Board, has already settled into the role and is doing a masterful job as Lead Independent Director.

As well, I applaud Sotheby’s welcoming of two new, exciting, and highly qualified and independent thinkers to the Board in Jessica Bibliowicz and Kevin Conroy.  I am confident they will bring youth, energy, and fresh perspectives, adding the diversity, depth and quality of the Board.

 As I reflect on the years I spent on the Board, I feel privileged to have been a small part of the company’s endeavors and history.

I’d like to wish all of you the very best in the years ahead.  Thank you for your support and consideration.

Kind regards,

Steven B. Dodge